26165357v5 Exhibit 4.30

Watson, Farley & Williams
London

Dated 27 February 2008

GOLAR LNG 2234 CORPORATION
as Borrower

- and -

GOLAR LNG LIMITED
as Guarantor

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

FOKUS BANK (being the Norwegian Branch of Danske Bank A/S)
as Swap Bank and Succeeding Agent

- and -

DDB AS
(formerly known as Fokus Bank ASA)
as Retiring Agent and Security Trustee

AMENDING AND RESTATING AGREEMENT

relating to
a US$120,000,000 term loan facility
dated 19 April 2006 made available to finance
m.v. "GRANOSA"

INDEX

Clause		Page
1	INTERPRETATION	2

2	agreement of ALL PARTIES to the amendment of the loan agreement, master agreement and existing FINANCE documents	2

3	CONDITIONS precedent	2

4	representations and WARRANTIES	3

5	amendment of loan agreement, master agreement and EXISTING FINANCE documents	3

6	FURTHER ASSURANCES	4

7	FEES AND expenses	5

8	NOTICES	5

9	SUPPLEMENTAL	5

10	law and jurisdiction	5

SCHEDULE 1 LENDERS		6

execution page		7

APPENDIX 1 form of amended and restated loan agreement marked to indicate amendments to the loan agreement		9

APPENDIX 2 form of mortgage addendum		10

THIS AGREEMENT is made on     27 February 2008.

BETWEEN

(1)	GOLAR LNG 2234 CORPORATION, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Borrower”);

(2)	GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at Par la ville, 14 Par la ville Road, Hamilton, Bermuda (the “Guarantor”);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(4)	FOKUS BANK (being the Norwegian Branch of Danske Bank A/S), as Swap Bank;

(5)	DDB AS (formerly known as Fokus Bank ASA), as Retiring Agent;

(6)	FOKUS BANK (being the Norwegian Branch of Danske Bank A/S), as Succeeding Agent; and

(7)	DDB AS (formerly known as Fokus Bank ASA), as Security Trustee.
BACKGROUND

(A)	Fokus Bank ASA transferred its assets, by operation of law, to Fokus Bank (being the Norwegian Branch of Danske Bank A/S) on 1 April 2007.

(B)
Pursuant to a novation agreement dated as of 1 April 2007 DDB AS (formerly known as Fokus Bank ASA) transferred to Danske Bank, Oslo Branch (now known as Fokus Bank (being the Norwegian Branch of Danske Bank A/S)) absolutely all rights and obligations which DDB AS had as Swap Bank under or by virtue of the Master Agreement.

(C)
By a loan agreement dated 19 April 2006 and made between (i) the Borrower (ii) the Lenders, (iii) the Swap Bank, (iv) the Agent and (v) the Security Trustee, the Lenders agreed to make available to the Borrower a facility of up to $120,000,000 for the purpose of financing m.v. “GRANOSA”.

(D)
By an ISDA master agreement (on the 1992 ISDA Master Agreement (Multicurrency-crossborder) form) dated 19 April 2006 made between the Borrower and the Swap Bank, the Borrower has entered into or will enter into certain Transactions (as such term is defined in the said Master Agreement) pursuant to separate Confirmations (as such term is defined in the said Master Agreement).

(E)	Subject to the terms and conditions of this Agreement, the Lenders and the Swap Bank have agreed to:

(i)	amend the repayment profile set out in clause 8 of the Loan Agreement;

(ii)	reduce the Margin;

(iii)	amend the financial covenants applicable to the Borrower and set out in clause 12.4 of the Loan Agreement;

(iv)	the amendments to the Loan Agreement, the Master Agreement and the other Finance Documents as set out herein; and

(v)	to the transfer of the agency function from the Retiring Agent to the Succeeding Agent.

IT IS AGREED as follows:
1    INTERPRETATION

1.1    Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2    Definitions. In this Agreement, unless the contrary intention appears:

“Amended and Restated Loan Agreement” means the Loan Agreement as amended and restated by this Agreement in the form set out in Appendix 1;
“Effective Date” means the date on which the Agent notifies the Borrower and the Creditor Parties that the conditions precedent in Clause 3 have been fulfilled;

“Existing Finance Documents” means the Finance Documents which have been executed prior to the date hereof;
“Loan Agreement” means the loan agreement dated 19 April 2006, referred to in Recital (C);
“Master Agreement” means the master agreement dated 19 April 2006, referred to in Recital (D); and
“Mortgage Addendum” means, in relation to the Mortgage, the first addendum to the Mortgage, executed or to be executed by the Borrower and the Security Trustee substantially in the form set out in Appendix 2 .
1.3    Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2, 1.5 and 1.6 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2    Agreement of ALL PARTIES to the amendment of the loan agreement, master agreement and existing FINANCE documents

2.1    Agreement of the parties to this Agreement. The parties to this Agreement agree, subject to and upon the terms and conditions of this Agreement, to the amendment of the Loan Agreement, the Master Agreement and the Existing Finance Documents to be made pursuant to Clauses 5.1, 5.2, 5.3 and 5.4.

2.2    Effective Date. The agreement of the parties to this Agreement contained in Clause 2.1 shall have effect on and from the Effective Date.

3    CONDITIONS PRECEDENT

3.1    General. The agreement of the parties to this Agreement contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2    Conditions precedent. The conditions referred to in Clause 2.1 are that the Agent shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and its lawyers on or before 14 March 2008 or such later date as the Agent may agree with the Creditor Parties and the Borrower:

(a)
in relation to the Borrower and the Guarantor, documents of the kind specified in paragraphs 2, 3 and 4 of Part A of Schedule 3 of the Loan Agreement with appropriate modifications to refer to this Agreement and the Mortgage Addendum insofar as each is a party thereto;

(b)	a duly executed original of this Agreement duly executed by the parties to it;

(c)	a duly executed original of the Mortgage Addendum;

(d)	documentary evidence that the Mortgage Addendum has been duly recorded against the Ship as a valid addendum to the Mortgage over the Ship according to the laws of Liberia;

(e)	a duly executed original of the fee letter referred to in Clause 7.1;

(f)
any further opinions, consents, agreements and documents in connection with this Agreement and the Finance Documents which the Agent may request by notice to the Borrower prior to the Effective Date; and

(g)	evidence that the Agent has received the fees payable under Clause 7.1.

4    REPRESENTATIONS AND WARRANTIES

4.1    Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Agent that the representations and warranties in Clause 10 of the Loan Agreement, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addendum, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2    Repetition of representations and warranties under Existing Finance Documents. The Borrower represents and warrants to the Agent that the representations and warranties in the Existing Finance Documents to which it is a party, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addendum, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5    AMENDMENT OF LOAN AGREEMENT, MASTER AGREEMENT AND EXISITING FINANCE DOCUMENTS

5.1     Amendments to Loan Agreement.

(a)	With effect on and from the Effective Date, the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Loan Agreement.

(b)	As so amended and restated pursuant to (a) above, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended and restated.

5.2    Amendments to Master Agreement. With effect on and from the Effective Date, the Master Agreement shall be, and shall be deemed by this Agreement to be, amended so that references throughout to, the USD$120,000,000 Term Loan Facility Agreement dated 19 April 2006 and the Credit Support Documents shall be construed as if the same referred to the Loan Agreement and those Credit Support Documents as amended and restated or supplemented by this Agreement and the Mortgage Addendum.

5.3    Amendment to Guarantee. With effect on and from the Effective Date, clause 11.16 of the Guarantee shall be, and shall be deemed by this Agreement to be, deleted and replaced with the following new clause 11.16:
“11.16 Tangible Net Worth. The Guarantor will ensure that, at all times, the Tangible Net Worth of the Golar Group is not less than $250,000,000.”.
5.4    Amendment to Agency and Trust Agreement. With effect from the Effective Date, pursuant to clause 5.3 of the Agency and Trust Agreement, the Retiring Agent will transfer its functions as Agent pursuant to the Finance Documents to the Succeeding Agent and with effect from the Effective Date the Succeeding Agent will become bound to perform the obligations of the Agent under the Finance Documents and entitled to all the powers and protections which the Finance Documents confer on the Agent. Subject to clauses 5.6 and 5.8 of the Agency and Trust Agreement and subject to a continuing duty of confidentiality, the Retiring Agent is discharged from all its obligations under or in connection with the Finance Documents. All payments to be made to the Succeeding Agent under the Loan Agreement or any other Finance Document are to be paid to Bank of America, New York, USA, (SWIFT Code BOFAUS3N) for the account of Danske Bank, Copenhagan (SWIFT Code DABADKKK), for further credit to Fokus Bank (SWIFT Code DABAN022). With effect from the Effective Date all references to and definitions of “Agent” in the Finance Documents shall be construed as referring to Fokus Bank (being the Norwegian Branch of Danske Bank A/S).

5.5    Amendments to Existing Finance Documents. With effect on and from the Effective Date each of the Existing Finance Documents (other than the Mortgage which is amended and supplemented by the Mortgage Addendum) shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	the definition of, and references throughout each of the Existing Finance Documents to, the Loan Agreement, the Master Agreement and any of the Existing Finance Documents shall be construed as if the same referred to the Loan Agreement, the Master Agreement and those Existing Finance Documents as amended and restated or supplemented by this Agreement;

(b)
the definition of, and references throughout each of the Existing Finance Documents to, the Loan Agreement, the Master Agreement and any of the Existing Finance Documents shall be construed as if the same referred to the Loan Agreement, the Master Agreement and those Existing Finance Documents as amended and restated or supplemented by this Agreement;

(c)
the definition of, and references throughout each of the Existing Finance Documents to the Mortgage, shall be construed as if the same referred to the Mortgage as amended and supplemented by the Mortgage Addendum; and

(d)
by construing references throughout each of the Existing Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Existing Finance Documents as amended and supplemented by this Agreement.

5.6    The Master Agreement and the Existing Finance Documents to remain in full force and effect. The Master Agreement and the Existing Finance Documents shall remain in full force and effect, as amended by:

(a)	the amendments contained or referred to in Clause 5.2 and 5.3 and the Mortgage Addendum; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6    FURTHER ASSURANCES

6.1    Borrower’s obligations to execute further documents etc. The Borrower shall:

(a)
execute and deliver to the Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step;

which the Agent may, by notice to the Borrower, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.
6.2    Purposes of further assurances. Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Agent intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and restated or supplemented by this Agreement, or by the Mortgage Addendum; and

(b)	implementing the terms and provisions of this Agreement.

6.3    Terms of further assurances. The Agent may specify the terms of any document to be executed by the Borrower under Clause 6.1, and those terms may include any covenants, powers and provisions which the Agent considers appropriate to protect its interests.

7    FEES AND expenses

7.1    Fees. The Borrower shall pay to the Agent on the date of this Agreement those fees previously agreed between the Borrower and the Agent and set out in a fee letter dated the same date as this Agreement.

7.2    Expenses. The Borrower shall reimburse to the Agent on demand all reasonable costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Agent or any other Creditor Party in connection with the negotiation, preparation and execution of this Agreement and the Mortgage Addendum.

8    NOTICES

8.1    General. The provisions of Clause 28 (notices) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9    SUPPLEMENTAL

9.1    Counterparts. This Agreement may be executed in any number of counterparts.

9.2    Third party rights. Other than a Creditor Party, no person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10    LAW AND JURISDICTION

10.1    Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2    Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement been delivered as a Deed.

SCHEDULE 1

LENDERS

Lender	Lending Office
Fokus Bank (being the Norwegian Branch of Danske Bank A/S)	Søndre gate 15 N-7011 Trondheim Norway Attn: Internasjonal Finansiering Fax No: +47 85 40 79 69

execution page

BORROWER
EXECUTED AND DELIVERED)
AS A DEED)
for and on behalf of: /s/Charlotte Cory-Pearce
Attorney in Fact
GOLAR LNG 2234 CORPORATION
in the presence of:/s/ Sarah Lunn ,Trainee Solicitor
GUARANTOR
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of: /s/Charlotte Cory-Pearce
GOLAR LNG LIMITED ) Attorney in Fact
in the presence of: :/s/ Sarah Lunn ,Trainee Solicitor

THE LENDERS
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of: /s/Konita Shah, Attorney in Fact
FOKUS BANK
(being the Norwegian Branch
of Danske Bank A/S)
in the presence of: :/s/ Sarah Lunn,Trainee Solicitor
RETIRING AGENT
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of
ddb as    ) /s/Konita Shah , Attorney in Fact
(formerly known as Fokus Bank ASA
in the presence of: :/s/ Sarah Lunn,Trainee Solicitor
SUCCEEDING AGENT
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of /s/Konita Shah, Attorney in Fact
FOKUS BANK (being the Norwegian
Branch of Danske Bank A/S
in the presence of: :/s/ Sarah Lunn,Trainee Solicitor

SWAP BANK
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of
FOKUS BANK /s/Konita Shah, Attorney in Fact
(being the Norwegian Branch
of Danske Bank A/S)    )
in the presence of: :/s/ Sarah Lunn,Trainee Solicitor
SECURITY TRUSTEE
EXECUTED AND DELIVERED
AS A DEED
for and on behalf of /s/Konita Shah, Attorney in Fact
DDB AS
(formerly known as Fokus Bank ASA
in the presence of: :/s/ Sarah Lunn,Trainee Solicitor

APPENDIX 1

form of amended and restated loan agreement marked to indicate amendments to the loan agreement

Amendments are indicated as follows:

1	additions are indicated by underlined text; and

2	deletions are shown by the relevant text being struck out.

APPENDIX 2
form of mortgage addendum

Exhibit 4.30

Dated 19 April 2006 and as amended and restated on 27 February 2008

GOLAR LNG 2234 CORPORATION
as Borrower
- and -
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
- and -
FOKUS BANK (being the Norwegian Branch of Danske Bank A/S)
as Swap Bank and Agent
- and -
DDB AS (formerly known as Fokus Bank ASA)
as Security Trustee
_______________________________________________________

LOAN AGREEMENT
______________________________________________________

relating to a US$120,000,000 term loan facility
to finance a 145,700 cbm LNG carrier being constructed by
Daewoo Shipbuilding & Marine Engineering Co., Ltd.,

known during construction as Hull No. 2234
and on delivery to be named “GRANOSA”

INDEX

Clause    Page

1INTERPRETATION    1
2FACILITY    13
3POSITION OF THE LENDERS AND THE SWAP BANK    13
4DRAWDOWN    14
5INTEREST    14
6INTEREST PERIODS    16
7DEFAULT INTEREST    17
8REPAYMENT AND PREPAYMENT    18
9CONDITIONS PRECEDENT    20
10REPRESENTATIONS AND WARRANTIES    20
11GENERAL UNDERTAKINGS    23
12CORPORATE UNDERTAKINGS    26
13INSURANCE    27
14SHIP COVENANTS    30
15SECURITY COVER    33
16PAYMENTS AND CALCULATIONS    34
17APPLICATION OF RECEIPTS    36
18APPLICATION OF EARNINGS    37
19EVENTS OF DEFAULT    37
20FEES AND EXPENSES    41
21INDEMNITIES    42
22NO SET-OFF OR TAX DEDUCTION    44
23ILLEGALITY, ETC    45
24INCREASED COSTS    45
25SET‑OFF    47
26TRANSFERS AND CHANGES IN LENDING OFFICES    47
27VARIATIONS AND WAIVERS    50
28NOTICES    51
29SUPPLEMENTAL    53
30LAW AND JURISDICTION    53
SCHEDULE 1 LENDERS AND COMMITMENTS55
SCHEDULE 2 DRAWDOWN NOTICE56

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS57

FER CERTIFICATE	59
SCHEDULE 5 MANDATORY COST FORMULA63
SCHEDULE 6 LIST OF APPROVED SHIPBROKERS65

THIS AGREEMENT is made on 19 April 2006 and is amended and restated on [●] 2008
BETWEEN:

(1)	GOLAR LNG 2234 CORPORATION, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	FOKUS BANK (being the Norwegian Branch of Danske Bank A/S), as Swap Bank;

(4)	FOKUS BANK (being the Norwegian Branch of Danske Bank A/S), as Agent; and

(5)	DDB AS (formerly known as Fokus Bank ASA), as Security Trustee.
BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a term loan facility of up to $120,000,000 for the purpose of:

(i)
financing or refinancing (by repayment of intra-group loans) a part of the delivered cost of a 145,700 cbm LNG carrier being constructed by Daewoo Shipbuilding & Marine Engineering Co., Ltd., known during construction as Hull No. 2234 and on delivery to be named “GRANOSA”; and

(ii)	to the extent not used for the purpose set out in paragraph (i), for general working capital purposes of the Guarantor and its subsidiaries.

(B)	The Swap Bank has separately agreed that it may enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s interest rate exposure under this Agreement.

(C)	The Lenders have agreed with the Swap Bank that it may share in the security to be granted to the Security Trustee pursuant to this Agreement on a subordinated basis.
IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:
“Account Security Deed” means a deed creating security in respect of the Earnings Account executed or to be executed by the Borrower in favour of the Security Trustee in agreed form;
“Affected Lender” has the meaning given in Clause 5.7;
“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and entered into between the same parties;
“Agent” means Fokus Bank (being the Norwegian Branch of Danske Bank A/S), acting in such capacity through its office at Søndre gate 15, N-7011, Trondheim, Norway, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
“Approved Manager” means

(a)	Stasco; or

(b)	Golar Management (UK) Limited, a company incorporated in England whose registered office is at 30 Marsh Wall, London E14 9TP; or

(c)	any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial and technical manager of the Ship;
“Approved Shipbroker” means each independent sale and purchase shipbroker approved by the Agent and listed in Schedule 6 hereto or such other independent sale and purchase shipbroker which the Agent (acting on the authority of the Majority Lenders) shall agree with the Borrower;
“Availability Period” means the period commencing on the date of this Agreement and ending on the first to occur of:

(a)	the date on which the Ship is delivered to the Borrower by the Builder pursuant to the Shipbuilding Contract; or

(b)	15 January 2007 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(c)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;
“Builder” means Daewoo Shipbuilding & Marine Engineering Co., Ltd, a company incorporated in the Republic of Korea whose principal office is at 140 Da‑Dong, Chung‑Gu, Seoul, Republic of Korea;
“Business Day” means a day on which banks are open in London and Oslo, and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);
“Confirmation” and “Early Termination Date” have the meanings, in relation to any continuing Transaction, given in the Master Agreement;
“Contractual Currency” has the meaning given in Clause 21.4;
“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;
“Creditor Party” means the Agent, the Security Trustee, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;
“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Agent in Oslo designated “Granosa ‑ Earnings Account”, or any other account (with the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Event of Default” means any of the events or circumstances described in Clause 19.1;
“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantee;

(d)	the Mortgage;

(e)	the General Assignment;

(f)	the Account Security Deed;

(g)	any Swap Assignment;

(h)	the Shares Pledge;

(i)	the Letter of Quiet Enjoyment; and

(j)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied, including IFRS;
“General Assignment” means an assignment of the Time Charter, the Earnings, the Insurances and any Requisition Compensation (and of the Borrower’s rights and interests under the Vessel Employment Agreement) executed to be executed by the Borrower in favour of the Security Trustee in agreed form;
“Guarantee” means the guarantee dated the same date as this Agreement of the liabilities of the Borrower under the Finance Documents to which it is a party and under the Master Agreement executed by the Guarantor in favour of the Security Trustee;
“Guarantor” means Golar LNG Limited, a company incorporated in Bermuda whose registered office is at Par la ville Place, 14 Par la ville Road, Hamilton, Bermuda;

“Insurances” means:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Period” means a period determined in accordance with Clause 6;
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);
“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time;
“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;
“Letter of Quiet Enjoyment” means a letter addressed or to be addressed by the Security Trustee to the Time Charterer in agreed form (and acknowledged or to be acknowledged by the Borrower and the Time Charterer);
“LIBOR” means, for an Interest Period:

(a)	the Screen Rate; or

(b)
(if no Screen Rate is available for that Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11 a.m. (London time) on the Quotation Date for the offering of deposits in Dollars for a period comparable to that Interest Period;
“Loan” means the principal amount for the time being outstanding under this Agreement;
“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;
“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;
“Management Agreement” means each management agreement entered or to be entered into between the Borrower and an Approved Manager (being, at the date of this Agreement, the management agreement dated 20 December 2005 and made between the Borrower and Stasco);
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5;
“Margin” means 0.95 per cent. per annum;
“Master Agreement” means a master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form) made or to be made between the Borrower and the Swap Bank and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement;
“Mortgage” means a first preferred Marshall Islands ship mortgage on the Ship executed or to be executed by the Borrower in favour of the Security Trustee in agreed form;
“Negotiation Period” has the meaning given in Clause 5.10;
“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
“Payment Currency” has the meaning given in Clause 21.4;
“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	the Master Agreement;

(c)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(d)	any other document contemplated by or referred to in any Finance Document or in the Master Agreement; and

(e)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document, the Master Agreement or any policy, contract or document falling within paragraphs (c) or (d);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);
and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
“Qualifying Charter” means a charter of the Ship entered into after the date of this Agreement:

(a)	for a period of at least 5 years (with no right of early termination on the part of the charterer); and

(b)	at a daily rate of hire (on a time charter or time charter equivalent basis) of at least $50,000;
“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
“Reference Banks” means, subject to Clause 26.16, the principal London branches of the Agent and of any 2 other prime international banks from time to time selected by the Agent;
“Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Guarantor;
“Repayment Date” means a date on which a repayment is required to be made under Clause 8;
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
“Secured Liabilities” means all liabilities which the Borrower has, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreement or any judgment relating to any Finance Document or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;
“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties, the Lenders and the Swap Bank that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or the Master Agreement;

(c)
neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document or the Master Agreement; and

(d)
the Agent, the Security Trustee, the Majority Lenders and the Swap Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or the Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or the Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means DDB AS (formerly known as Fokus Bank ASA), acting in such capacity through its office at Søndre gate 15, N-7011, Trondheim, Norway, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
“Servicing Bank” means the Agent or the Security Trustee;
“Shares Pledge” means the deed dated the same date as this Agreement creating security over the share capital of the Borrower executed by the Guarantor in favour of the Security Trustee;
“Ship” means the 145,700 cbm liquefied natural gas carrier vessel (with the Builder’s Hull No. 2234) which is being constructed by the Builder for, and is to be purchased by, the Borrower under the Shipbuilding Contract and which on delivery is to be registered in the name of the Borrower under Marshall Islands flag with the name “GRANOSA”;
“Shipbuilding Contract” means the shipbuilding contract dated 23 February 2004 and made between the Builder and the Borrower which provides for the construction by the

Builder of the Ship and its purchase by the Borrower as the same may be supplemented and amended from time to time;
“Stasco” means Shell International Trading and Shipping Company Limited, a company incorporated in England whose registered office is at 80 Strand, London WC2R 0ZA;
“Swap Assignment” means an assignment of any interest rate hedging derivative transaction entered into by the Borrower executed or to be executed by the Borrower in favour of the Security Trustee in agreed form;
“Swap Bank” means Fokus Bank (being the Norwegian Branch of Danske Bank A/S), acting in such capacity through its office at Søndre gate 15, N-7011, Trondheim, Trondheim, Norway, or its transferee, successor or assign;
“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) Section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Bank;
“Time Charter” means the time charter dated 20 December 2005 and made between the Borrower and the Time Charterer in respect of the Ship;
“Time Charterer” means Shell Tankers (U.K.) Limited, a company incorporated in England whose registered office is at 3 Savoy Place, London WC2A 0DX;
“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control;
“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
“Tranche” means each part of the Loan in respect of which the Borrower has selected an Interest Period of the same length under Clause 6.2;
“Transaction” has the meaning given in the Master Agreement;
“Transfer Certificate” has the meaning given in Clause 26.2;
“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and
“Vessel Employment Agreement” means the agreement dated 20 December 2005 (and so described) and made between (amongst others) the Borrower, the Time Charterer and Stasco in respect of the Ship and certain other LNG vessels (but, for the avoidance of doubt, does not include the Management Agreement).

1.2	Construction of certain terms. In this Agreement:
“approved” means, for the purposes of Clause 13, approved in writing by the Agent, acting with the authorisation of the Majority Lenders (which authorisation shall not be unreasonably withheld);
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
“company” includes any partnership, joint venture and unincorporated association;
“continuing” means, in relation to an Event of Default, an Event of Default which has not been remedied or waived;
“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“document” includes a deed; also a letter or fax;
“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.3;
“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;
“subsidiary” has the meaning given in Clause 1.4;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3
Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)
references in Clause 1.1 to a Finance Document or any other document being in agreed form are to a document in the form attached to a certificate dated the same date as, or after, this Agreement, which states that the form is the agreed form of the relevant document for the purposes of this Agreement and which is signed by the Borrower and the Agent and include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make a loan facility not exceeding $120,000,000 available to the Borrower.

2.2
Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

2.4
Cancellation of Commitments. Subject to the provisions of Clause 4.4, the Borrower may cancel all or part of the Total Commitments at any time prior to the end of the Availability Period by giving to the Agent at least 5 Business Days’ prior notice which shall be irrevocable. Any amount of the Total Commitments not borrowed by the end of the Availability Period shall automatically be cancelled. Any reduction or cancellation of the Total Commitments pursuant to this Clause 2.4 shall be applied pro rata to the Commitments of the Lenders.

3	POSITION OF THE LENDERS AND THE SWAP BANK

3.1	Interests several. The rights of the Lenders and of the Swap Bank under this Agreement are several.

3.2
Individual right of action. Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under the Master Agreement without joining any other Creditor Party as additional parties in the proceedings.

3.3
Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may, and the Swap Bank may not, commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4
Obligations several. The obligations of the Lenders and of the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or of the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or of the Swap Bank being increased, in the case of such a failure by a Lender; nor

(b)	the obligation of any Lender being increased, in the case of such a failure by the Swap Bank; nor

(c)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;
and in no circumstances shall a Lender have any responsibility for a failure of another Lender or of the Swap Bank to perform its obligations under this Agreement or (in the case of the Swap Bank) under the Master Agreement nor shall the Swap Bank have any responsibility for a failure of a Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1
Request for advance of Loan. The Borrower may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The Drawdown Date has to be a Business Day during the Availability Period.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(d)	the amount of the Loan and the Drawdown Date;

(e)	the amount of that Lender's participation in the Loan; and

(f)	the duration of the first Interest Period.

4.4
Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.6
Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account or accounts which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent receives the payments from the Lenders.

5	INTEREST

5.1
Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period applicable to it shall be the aggregate of the Margin, LIBOR for that Interest Period and the Mandatory Cost for that Interest Period.

5.3
Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;
as soon as reasonably practicable after each is determined.

5.5
Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6
Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)
no Screen Rate is quoted and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been advanced, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent's notice under Clause 5.8 is served before the Loan is made:

(a)	in a case falling within Clauses 5.7 (a) or (b), the Lenders' obligations to make the Loan;

(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Loan;
shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10
Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after the Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11
Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12
Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and any applicable Mandatory Cost; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13
Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 5 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.14
Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.16
Reduction of Margin. The Margin shall be reduced by 0.05 per cent. per annum from the date that the Borrower notifies the Agent in writing that the Ship has been delivered to a charterer under a Qualifying Charter until the date the Ship is re-delivered to the Borrower. Any notice shall be accompanied by a copy of the Qualifying Charter concerned and of an unconditional protocol of delivery and acceptance signed by the Borrower and charterer. Such reduction applies cumulatively to each such Qualifying Charter in effect at the same time.

6	INTEREST PERIODS

6.1
Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date and each subsequent Interest Period applicable to a Tranche shall commence on the expiry of the preceding Interest Period applicable to it.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4 and subject to a limitation of 5 one-month Interest Periods in any twelve-month period, each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)
such other period notified by the Borrower to the Agent not later than 11 a.m. (London time) 5 Business Days before the commencement of the Interest Period, if each Lender confirms to the Agent not later than 11 a.m. (London time) 3 Business Days before the commencement of the Interest Period that deposits for the period notified are available to it in the London Interbank Market; or

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) or (b).

6.3	Limitation on number of Tranches. The Borrower must select the length of each Interest Period so that there are no more than 3 Tranches at any time (subject only to Clause 6.4).

6.4
Duration of Interest Periods for repayment instalments. Unless the Borrower selects an Interest Period ending on a Repayment Date for a Tranche which is at least equal to the repayment instalment due on that particular Repayment Date, there shall be a separate Interest Period ending on that Repayment Date in respect of the amount due to be repaid under Clause 8 on that particular Repayment Date.

6.5
LIBOR for periods over 6 months. Notwithstanding any other provision of this Agreement, if, pursuant to Clause 6.2(b), the Borrower has notified the Agent that it wants an Interest Period for a period exceeding 6 months and each Lender has confirmed to the Agent that deposits for that period are available to it in the London Interbank Market, LIBOR for that Interest Period for each Lender shall be the cost of funding of that Lender of its Contribution in Dollars in the London Interbank Period for that Interest Period. If any Lender is unable to obtain a deposit in Dollars in the London Interbank Market for a period equal to that Interest Period, the Interest Period for that part of that Lender’s Contribution which is affected shall be 3 months.

7	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(d)	the date on which the Finance Documents provide that such amount is due for payment; or

(e)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(f)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(c)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3 (a) and (b); or

(d)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(c)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(d)	the Margin and the Mandatory Cost plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders, the Swap Bank and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7
Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply

8	REPAYMENT AND PREPAYMENT

8.1
Amount of repayment instalments. The Borrower shall repay the Loan by 34 consecutive 3‑monthly instalments, the first 6 of $912,500 each, the next 27 of $1,250,000 each and the thirty fourth and last of $80,775,000.

8.2
Repayment Dates. The first instalment shall be repaid on the date falling 3 months after the Drawdown Date and the last instalment on the date falling 102 months after the Drawdown Date but in any event no later than 16 December 2014.

8.3
Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan at any time.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be a minimum of $1,000,000 or a higher multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7
Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment on sale or Total Loss. The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period applicable to it, together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10
Application of partial prepayment. Each partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 in inverse order of maturity or in such other order as the Borrower and the Agent (acting with the authorisation of the Majority Lenders) shall agree.

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12
Unwinding of Transactions. On or prior to any partial repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(e)	that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(f)
that, on the Drawdown Date and at the same time as the advance of the Loan, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(g)	that, on the Drawdown Date but prior to the advance of the Loan (or by deduction from the proceeds of it), the Agent receives such of the fees referred to in clause 20.1 as are then due and payable;

(h)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(i)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause.

9.2
Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia.

10.3
Share capital and ownership. The Borrower has an authorised share capital divided into 500 registered shares of no par value, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(c)	to execute the Shipbuilding Contract, to purchase and pay for the Ship under the Shipbuilding Contract and register the Ship in its name under Marshall Islands flag;

(d)	to execute the Finance Documents to which the Borrower is a party and the Master Agreement;

(e)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party; and

(f)	to enter into Transactions under the Master Agreement and to make all payments contemplated by, and to comply with, the Master Agreement.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party and the Master Agreement do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in those Finance Documents):

(c)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(d)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;
subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts. The execution by the Borrower of each Finance Document to which it is a party and the Master Agreement, the borrowing by the Borrower of the Loan, the entry by the Borrower into Transactions and its compliance with each Finance Document to which it is a party and the Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9
No withholding taxes. Save as disclosed to the Agent, all payments which the Borrower is liable to make under the Finance Documents to which it is a party and under the Master Agreement may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing and:

(a)	the Borrower is able, and neither admits nor has admitted its inability, to pay its debts nor has it not suspended making payments on any of its debts;

(b)
the Borrower by reason of actual or anticipated financial difficulties has not commenced, nor does it intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	the value of the assets of the Borrower is not less than its liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower.

10.11
Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (or, in relation to the Guarantor, clause 11.4 of the Guarantee); and there has been no material adverse change in the condition (financial or otherwise), state of affairs, prospects or operations of the Guarantor from that disclosed in the latest of those accounts.

10.12
No litigation. No legal or administrative action or investigation involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.

10.13
Validity and completeness of Shipbuilding Contract. The Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the Borrower respectively in accordance with its terms; and:

(a)	the copy of the Shipbuilding Contract delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to the Shipbuilding Contract have been agreed nor has the Borrower or the Builder waived any of their respective rights under the Shipbuilding Contract.

10.14
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.17	ISM Code etc. compliance. All requirements of the ISM Code and of the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

10.18
No immunity. Neither the Borrower nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.19
No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents to which it is a party, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS

11.1
General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(d)
hold the legal title to, and own the entire beneficial interest in the Ship, the Time Charter, the Earnings and the Insurances, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and except for Permitted Security Interests; and

(e)	not create or permit to arise any Security Interest over any other asset, present or future.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(g)	all or a material part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(h)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, unless, in the case of a sale of the Ship, it complies with the requirements of Clause 8.8.

11.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Shipbuilding Contract (which will be discharged in full on delivery of the Ship), the Management Agreement and the Finance Documents;

(b)	liabilities or obligations reasonably incurred in the ordinary course of owning and operating the Ship;

(c)
liabilities or obligations in respect of moneys borrowed from the Guarantor or any subsidiary of the Guarantor so long as such liabilities or obligations are subordinated to the Secured Liabilities on terms acceptable to the Agent (acting with the authorisation of the Majority Lenders); and

(d)
liabilities and obligations incurred in respect of Transactions entered into pursuant to the Master Agreement the aggregate notional principal amount of which do not at any time exceed the amount of the Loan at that time entered into by the Borrower solely to hedge its exposure to interest rate fluctuations under this Agreement and not for speculative purposes (and in respect of which the Borrower has executed a Swap Assignment of its rights relating to such interest rate hedging transaction).

11.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will, to the best of the Borrower’s knowledge and belief, be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(c)
as soon as possible, but in no event later than 6 months after the end of each financial year of the Borrower, unaudited management accounts of the Borrower certified as to their correctness by the chief financial officer of the Guarantor; and

(d)
as soon as possible, but in no event later than 2 months after the end of each financial year of the Borrower, financial projections for the Borrower for the next financial year in a format acceptable to the Agent and which show anticipated income and expenditure of the Ship.

11.7	Form of financial statements. All accounts delivered under Clause 11.6 will:

(d)	be prepared in accordance with GAAP;

(e)	fairly represent the financial condition of the Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(f)	fully disclose or provide for all significant liabilities of the Borrower.

11.8
Provision of compliance certificate. The Borrower shall send to the Agent, as soon as possible, but in no event later than 2 months after the end of each quarter in each financial year of the Borrower, a certificate in a form acceptable to the Agent certifying that it has complied with the undertaking in Clause 12.4 and signed by the chief financial officer of the Borrower.

11.9
Creditor notices. The Borrower will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower's creditors or to the whole of any class of them.

11.10	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party and under the Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which the Borrower is a party and the Master Agreement;

(c)	for the Borrower to continue to own and operate the Ship;
and the Borrower will comply with the terms of all such consents.

11.11	Maintenance of Security Interests. The Borrower will:

(a)
at its own cost, do all that it reasonably can to ensure that any Finance Document to which the Borrower is a party and the Master Agreement validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which the Borrower is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document to which the Borrower is a party, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to which the Borrower is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.12
Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action or investigation involving the Borrower, any Security Party, the Approved Manager or the Ship, the Time Charter, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action or investigation cannot be considered material in the context of any Finance Document.

11.13
Amendment to Shipbuilding Contract. The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce in any material respect, the Shipbuilding Contract or any of its provisions.

11.14	Principal place of business. The Borrower will maintain its principal place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a).

11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;
and will keep the Agent fully up‑to‑date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Time Charter, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;
which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17
Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18
Access to books and records. The Borrower shall permit 1 or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours upon reasonable prior written notice.

11.19
Money Laundering. Promptly upon the Agent’s request the Borrower will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

12	CORPORATE UNDERTAKINGS

12.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia.

12.3	Negative undertakings. The Borrower will not:

(e)	carry on any business other than the ownership and operation of the Ship; or

(f)
pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital or make a loan to, or pay any principal or interest on a loan from, the Guarantor or any of its other subsidiaries except that the Borrower may pay dividends to the Guarantor or make a loan to, or pay principal and interest on a loan from, the Guarantor or any of its other subsidiaries if no Potential Event of Default or Event of Default has occurred and is continuing or would result from the payment of the relevant dividend, the making of the loan or the payment of principal or interest;

(g)	except as permitted by paragraph (b), provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company (other than a loan to the Guarantor or any of its other subsidiaries) on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;

(h)
open or maintain any account with any bank or financial institution except for the Earnings Account or other accounts with the Agent which have been charged to the Security Trustee as security for the Secured Liabilities and except for an operating expenses account with Nordea Bank Finland plc;

(i)	issue, allot or grant a right to any shares in its capital to any person other than the Guarantor;

(j)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks or enter into any transaction in a derivative (except as permitted by Clause 11.4(d)); or

(k)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4
Free cash. The Borrower will ensure that on the Drawdown Date there is a credit balance of at least $2,000,000 on the Earnings Account (or another interest bearing account of the Borrower with the Agent) and shall ensure that at all times thereafter during the Security Period there is such a minimum credit balance.

13	INSURANCE

13.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at the expense of the Borrower against:

(l)	fire and usual marine risks (including hull and machinery and excess risks);

(m)	war risks;

(n)	protection and indemnity risks;

(o)	loss of hire; and

(p)
any other risks against which the Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Agent be reasonable for the Borrower to insure and which are specified by the Agent by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall effect such insurances:

(e)	in Dollars;

(f)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent. of the Loan and (ii) the market value of the Ship (determined in accordance with Clause 15.3); and

(g)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(h)	in relation to protection and indemnity risks, in respect of the Ship's full tonnage;

(i)	on approved terms; and

(j)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(e)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but, if possible, without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(f)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(g)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(h)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(i)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall:

(g)	at least 14 days before the expiry of any obligatory insurance:

(i)
notify the Agent of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Agent’s approval to the matters referred to in paragraph (i) if there is to be any significant change in the terms of that obligatory insurance on renewal or any change in the insurers;

(h)	before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with paragraph (a); and

(i)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking. The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form reasonably required by the Agent.

13.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(e)	a certified copy of the certificate of entry for the Ship;

(f)	a letter or letters of undertaking in a form reasonably required by the Agent; and

(g)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8
Deposit of original policies. The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Agent.

13.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Compliance with terms of insurances. The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under any obligatory insurance repayable in whole or in part; and, in particular:

(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12
Alteration to terms of insurances. The Borrower shall neither make or agree to any material alteration to the terms of any obligatory insurance nor waive any material right relating to any obligatory insurance.

13.13
Settlement of claims. The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14
Provision of information. If, on renewal of any obligatory insurances the Agent considers that there has been a significant change in the terms and conditions of such obligatory insurances, the Borrower shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(c)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(d)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.15 below or dealing with or considering any matters relating to any such insurances;
and the Borrower shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses reasonably incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a).

13.15
Mortgagee's interest insurance. The Security Trustee shall be entitled from time to time to and shall if instructed to do so by any Lender effect, maintain and renew a mortgagee’s interest insurance in such amounts (not exceeding 120 per cent. of the Loan), on such terms, through such insurers and generally in such manner as the Agent may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

14.2
Ship's name and registration. The Borrower shall keep the Ship registered in its name as a Marshall Islands ship and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(j)	consistent with first‑class ship ownership and management practice;

(k)	so as to maintain the Ship's class specified in Article I.3(a) of the Shipbuilding Contract free of overdue recommendations and conditions; and

(l)
so as to comply with all laws and regulations applicable to vessels registered on Marshall Islands flag or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4
Classification society undertaking. At any time after an Event of Default has occurred which is continuing, the Borrower (if instructed to do so by the Agent) shall instruct the Ship’s classification society:

(j)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the classification society in relation to the Ship;

(k)
to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;

(l)	to notify the Agent immediately in writing if the classification society:

(i)	receives notification from the Borrower or any other person that the Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower's or the Ship's membership of the classification society;

(m)	following receipt of a written request from the Agent:

(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5
Modification. The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.6
Removal of parts. The Borrower shall not remove any material part of the Ship, or any material item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7
Surveys. The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Agent provide the Agent, with copies of all survey reports.

14.8
Inspection. The Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (but after giving reasonable advance warning) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections (so long as the operation of the Ship is not delayed as a consequence).

14.9	Prevention of and release from arrest. The Borrower shall promptly discharge:

(c)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(d)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(e)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances;
and, promptly (and in any event within 7 days) after receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall:

(e)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(f)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(g)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

14.11	Provision of information. The Borrower shall promptly provide the Agent with any information which it reasonably requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Borrower’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code;
and, upon the Agent’s request, provide copies of any current charter relating to the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 6 months, of any current guarantee relating to any such current charter and copies of the Ship’s Document of Compliance.

14.12	Notification of certain events. The Borrower shall immediately notify the Agent by fax, confirmed promptly by letter, of:

(c)	any casualty which is or is likely to be or to become a Major Casualty;

(d)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(f)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;

(g)	any Environmental Claim made against the Borrower, the Approved Manager or in connection with the Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;
and the Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the Borrower's, the Approved Manager’s or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(e)	let the Ship on demise charter for any period;

(f)
other than the Time Charter, enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 24 months unless the terms and conditions of any such charter have been approved by the Majority Lenders who shall act reasonably in relation to such approval;

(g)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(h)	charter the Ship otherwise than on terms that hire will be calculated and payable monthly and not more than 2 months in advance;

(i)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Management Agreement;

(j)	de‑activate or lay up the Ship; or

(k)
put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

14.14
Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than as contemplated in the Vessel Employment Agreement.

15	SECURITY COVER

15.1
Minimum required security cover. The Borrower shall ensure that at all times during the Security Period the market value (determined as provided in Clause 15.3) of the Ship is at least 125 per cent of the Loan. Clause 15.2 applies if the Agent notifies the Borrower that:

(k)	the market value (determined as provided in Clause 15.3) of the Ship; plus

(l)	the net realisable value of any additional security previously provided under this Clause 15;
is below 125 per cent. of the Loan.

15.2
Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent's notice is served, either:

(m)
provide, or ensure that a third party provides, additional security which is acceptable to the Majority Lenders and which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(n)	prepay such part (at least) of the Loan as will eliminate the shortfall.

15.3
Valuation of Ship. Subject to the proviso to this Clause 15.3, the market value of the Ship shall be determined prior to the Drawdown Date and at least once a year and at any date is the market value shown by a valuation prepared:

(n)	as at a date not more than 30 days previously;

(o)	by an Approved Shipbroker appointed by the Borrower;

(p)	with or without physical inspection of the Ship (as the Agent may require);

(q)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(r)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
However, if the Agent disagrees with any valuation prepared in such manner, it may appoint another Approved Shipbroker to prepare a valuation of the Ship on the same basis and the market value of the Ship shall in such circumstances be the average of the market values shown by the two valuations.
The Borrower shall obtain a further valuation as and when instructed by the Agent, acting on the instructions of any Lender acting reasonably, once a year (or at any time if an Event of Default or Potential Event of Default has occurred and is continuing).

15.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5
Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information. The Borrower shall promptly provide the Agent, any Approved Shipbroker and any other expert acting under Clause 15.3 or 15.4 with any information which the Agent, the Approved Shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. The Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Shipbroker or expert instructed by the Agent under this Clause 15.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1
Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(o)	by not later than 11.00 a.m. (New York City time) on the due date;

(p)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(q)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(r)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(s)	the due date shall be extended to the next succeeding Business Day; or

(t)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;
and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(h)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(i)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(f)	refund the sum in full to the Agent; and

(g)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(u)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreement other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(v)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document and the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(w)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2
Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and of the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3
Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4
Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1
Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account.

18.2
Use of credit balances. Until an Event of Default occurs which is continuing, monies standing to the credit of the Earnings Account shall be at the free disposal of the Borrower to use for any purpose not inconsistent with the provisions of this Agreement.

18.3	Location of account. The Borrower shall promptly :

(d)	comply with any reasonable requirement of the Agent as to the location or re‑location of the Earnings Account;

(e)
execute any documents which the Agent reasonably specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.4
Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account in order to discharge any amount due and payable under Clauses 15, 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 15, 20 or 21.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(j)
the Borrower or any Security Party fails to pay when due or (if payable on demand) within 5 Business Days of demand any sum payable under a Finance Document or under any document relating to a Finance Document and, where such failure relates to interest, such failure continues for more than 3 Business Days; or

(k)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.14, 12.2 or 15.1; or

(l)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(m)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(n)
any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in a material respect when it is made; or

(o)
any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which alone or in aggregate exceeds $500,000 in the case of the Borrower or $5,000,000 in the case of any other Relevant Person or other Relevant Persons:

(i)	any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable; or

(p)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any Relevant Person fails to discharge or pay any final, non-appealable judgment or any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)
a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, or an administrator of a Relevant Person is otherwise appointed save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)
a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)
a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non‑judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)
any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(q)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(r)
any consent necessary to enable the Borrower to own or operate the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(s)	World Shipholding Limited ceases to have the ultimate beneficial ownership of, and control of the voting rights attaching to, at least 25 per cent. of the Guarantor’s issued ordinary share capital; or

(t)	the Guarantor ceases to have the ultimate beneficial ownership of any shares in the Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(u)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(v)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(w)
any other event occurs or any other circumstances arise or develop which, in the opinion of the Majority Lenders, might have a material adverse effect on the ability of the Borrower or the Guarantor to perform its obligations and to meet its liabilities under the Finance Documents to which it is a party.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(f)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(g)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4
Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7
Lender's rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(l)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(m)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.
Without prejudice to the foregoing, in no event shall any Creditor Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

19.9
Position of Swap Bank. Until the Loan has been repaid in full together with any other Secured Liabilities owing to the Lenders, neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:

(h)
at the times and in the amounts specified, those fees previously agreed between the Borrower and the Agent and set out in a fee letter addressed by the Agent to the Borrower and dated the same date as this Agreement; and

(i)
on the Drawdown Date, a commitment fee for the period from 31 March 2006 (or, if earlier, the date of this Agreement) and ending on the last day of the Availability Period, at the rate of 0.375 per cent. per annum on the undrawn amount of the Total Commitments, for distribution among the Lenders pro rata to their Commitments.

20.2
Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3
Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses reasonably incurred by a Creditor Party in connection with:

(h)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(i)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(j)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(k)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4
Extraordinary management time. The Borrower shall pay to the Agent on its demand compensation in respect of the reasonable and documented amount of time which the management of either Servicing Bank has spent in connection with a matter covered by Clause 20.3 and which exceeds the amount of time which would ordinarily be spent in the performance of the relevant Servicing Bank’s routine functions. Any such compensation shall be based on such reasonable daily or hourly rates as the Agent may notify to the Borrower and is in addition to any fee paid or payable to the relevant Servicing Bank.

20.5
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(c)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(d)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(e)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(f)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;
and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
For the avoidance of doubt the parties acknowledge that:

(i)
all amounts payable under this Agreement or any other Finance Document by or on behalf of the Borrower or any Security Party to a Creditor Party is expressed to be exclusive of any Value Added Tax (“VAT”). If VAT is chargeable on any supply made by the Borrower or any Security Party pursuant to this Agreement or any other Finance Document, the Borrower or such Security Party shall pay to such Creditor Party (in addition to and at the same time as paying the relevant amount) an amount equal to the amount of the VAT; and

(ii)
where this Agreement or any other Finance Document requires the Borrower or any Security Party to reimburse or indemnify a Creditor Party for any costs or expenses, the Borrower and the Security Parties shall also at the same time pay and indemnify such Creditor Party against all VAT incurred by such Creditor Party in respect of such costs or expenses, save to the extent that such Creditor Party is entitled to repayment or credit in respect of the VAT.

21.2
Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount).

21.3
Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(h)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(i)	any other Pertinent Matter;
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4
Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(f)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(g)	obtaining an order or judgment from any court or other tribunal; or

(h)	enforcing any such order or judgment;
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5
Application to Master Agreement. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(l)	without any form of set‑off, cross-claim or condition; and

(m)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(j)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(k)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(l)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent original receipts (or certified true copies) or, if not available, other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Tax credit. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment Provided that:

(j)
neither the Creditor Party nor its ultimate parent company (or any other subsidiary thereof) shall be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(k)
nothing in this Clause 22.4 shall oblige a Creditor Party or its ultimate parent company (or any other subsidiary thereof) to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(l)
nothing in this Clause 22.4 shall oblige a Creditor Party or its ultimate parent company (or any other subsidiary thereof) to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment;

(m)
any allocation or determination made by a Creditor Party or its ultimate parent company (or any other subsidiary thereof) under or in connection with this Clause 22.4 shall be made at the absolute discretion of the person concerned and shall be conclusive and binding on the Borrower and the other Creditor Parties; and

(n)
nothing in this Clause 22.4 shall oblige any Creditor Party to disclose any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any other subsidiary thereof) or any computations in respect of tax.

22.5
Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.6
Application of Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(m)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(n)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2
Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(n)	have an adverse effect on its business, operations or financial condition; or

(o)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(p)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(i)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(j)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”. In this Clause 24, “increased costs” means, in relation to a Notifying Lender:

(o)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(p)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(q)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(r)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3
Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4
Payment of increased costs. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5
Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 5 Business Days' notice of its intention to prepay the Notifying Lender's Contribution.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

25	SET‑OFF

25.1
Application of credit balances. Each Creditor Party may, at any time following the occurrence of an Event of Default which is continuing, but subject to giving notice to the Borrower at the time it does so:

(s)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(t)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2
Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender or the Swap Bank shall be treated as a sum due to that Lender or the Swap Bank; and each Lender's or the Swap Bank’s proportion of a sum so payable for distribution to, or for the account of, the Lenders or the Swap Bank shall be treated as a sum due to such Lender or the Swap Bank.

25.4
No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1
Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.
The consent of the Borrower shall not be required if the Transferee Lender is another Lender or the parent company of a Lender or a subsidiary of the parent company of a Lender but (subject to Clause 26.18) shall be required in all other cases (when it shall not be unreasonably withheld or delayed).
Any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

26.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the

Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

26.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10
Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender, and the Swap Bank each irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12
Sub-participation; subrogation assignment. A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub‑participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15
Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank's appointment shall cease to be effective.

26.17
Borrower not responsible for certain incremental payments. Where a Lender transfers its Commitment and/or its Contribution or any change in a Lender’s lending office is made which in either case results (or would result on the basis of a change to applicable law or regulation affecting that Lender which has been announced at the time of the transfer or change and of which that Lender could reasonably be expected to be aware) in amounts becoming due under Clauses 22 or 24 at that time (or, as the case may be, thereafter in accordance with the relevant change in law or regulation), the relevant Transferee Lender or, as the case may be, Lender which so changes its lending office shall be entitled to receive those amounts only to the extent that that Transferor Lender or, as the case may be, that Lender would have been so entitled had there been no transfer or change in its lending office.

27	VARIATIONS AND WAIVERS

27.1
Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or letter, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(d)	a change in the Margin or in the definition of LIBOR;

(e)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(f)	a change to any Lender's Commitment;

(g)	an extension of Availability Period;

(h)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(i)	a change to the preamble or to Clause 2, 3, 4, 5.1, 17, 18 or 30;

(j)	a change to this Clause 27;

(k)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(l)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(c)	a provision of this Agreement or another Finance Document; or

(d)	an Event of Default; or

(e)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(f)	any right or remedy conferred by any Finance Document or by the general law;
and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Golar LNG 2234 Corporation P.O. Box HM 1593 Par la ville Place 4th Floor Par la ville Road Hamilton HMGX, Bermuda Fax No: +1 441 295 3494 Attn: The President
	with a copy to:	Golar Management (UK) Limited 30 Marsh Wall London E14 9TP Fax No: +44 20 7517 8601 Attn: Chief Financial Officer
(b)	to a Lender:	At the address next to its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.
(c)	to the Agent, the Security Trustee or the Swap Bank:	Søndre gate 15 N-7011 Trondheim Norway Fax No: +47 85 40 79 69 Attn: Internasjonal Finansiering
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by telex or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 4 p.m. local time;
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5
Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(g)	cumulative;

(h)	may be exercised as often as appears expedient; and

(i)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(h)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(i)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4
Process agent. The Borrower irrevocably appoints Golar Management (UK) Limited at its registered office for the time being to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5
Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
Fokus Bank (being the Norwegian Branch of Danske Bank A/S)	Søndre gate 15 N-7011 Trondheim Norway Attn: Internasjonal Finansiering Fax No: +47 85 40 79 69	120,000,000

SCHEDULE 2

DRAWDOWN NOTICE
To:    [●]

Attention:
[●] 2006

DRAWDOWN NOTICE

1
We refer to the loan agreement (the “Loan Agreement”) dated 19 April 2006 as amended and restated on [●] 2008 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Swap Bank, Agent and Security Trustee in connection with a facility of up to US$120,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months;

(d)	Payment instructions : [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct the fees referred to in Clause 20.1 from the amount of the Loan.]

[Name of Signatory]

for and on behalf of
GOLAR LNG 2234 CORPORATION
SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and the Guarantor.

3	Copies of resolutions of the directors of the Borrower and the Guarantor authorising the execution of each of the Finance Documents to which it is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or the Guarantor.

5	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

6
A valuation of the Ship on the basis set out in Clause 15.3, addressed to the Agent, dated not earlier than 30 days before the Drawdown Date, from Fearnleys, which shows that the market value of the Ship at delivery exceeds 125 per cent. of the amount of the drawdown requested.

7	A copy of the Time Charter and of the Vessel Employment Agreement.

8	A copy of the Management Agreement, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Agent; and

(b)	copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate.

9
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of Liberia, the Marshall Islands, Bermuda and such other relevant jurisdictions as the Agent may require.

10	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

11	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

PART B
The following are the documents referred to in Clause 9.1(b).

1	A duly executed original of the Mortgage and the General Assignment (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)
the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the full purchase price payable under the Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid;

(b)	the Ship is definitively and permanently registered in the name of the Borrower under Marshall Islands flag;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	the Ship maintains the class specified in Article I.3(a) of the Shipbuilding Contract free of all recommendations and conditions;

(e)	the Mortgage has been duly recorded against the Ship as a valid first preferred Marshall Islands ship mortgage in accordance with the laws of the Marshall Islands; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
Each of the documents specified in paragraphs 2 and 3 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:
FOKUS BANK (being the Norwegian Branch of Danske Bank A/S) for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[Date]

1
This Transfer Certificate relates to a Loan Agreement (“the “Agreement”) dated 19 April 2006 as amended and restated on [●] 2008 and made between (1) Golar LNG 2234 Corporation (the “Borrower”), (2) the banks and financial institutions named therein, (3) Fokus Bank (being the Norwegian Branch of Danske Bank ASA), as Swap Bank, (4) Fokus Bank (being the Norwegian Branch of Danske Bank ASA), as Agent and (5) Fokus Bank (being the Norwegian Branch of Danske Bank ASA), as Security Trustee for a loan facility of up to US$120,000,000.

2	In this Transfer Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Transfer Certificate and:
“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;
“Transferor” means [full name] of [lending office];
“Transferee” means [full name] of [lending office].

3	The effective date of this Transfer Certificate is [●], Provided that this Transfer Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5
[By virtue of this Transfer Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which

Clause 26 of the Agreement provides will become binding on it upon this Transfer Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Transfer Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Transfer Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Transfer Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Transfer Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Transfer Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Transfer Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]    [Name of Transferee]
By:    By:
Date:    Date:
Agent
Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party
[Name of Agent]
By:
Date:

Administrative Details of Transferee

Name of Transferee:
Lending Office:
Contact Person (Loan Administration Department):
Telephone:
Telex:
Fax:
Contact Person (Credit Administration Department):
Telephone:
Telex:
Fax:
Account for payments:

Note:    This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

MANDATORY COST FORMULA

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Tranche) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Tranches made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:
per cent. per annum
Where:
E    is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8
The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or,

in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.
SCHEDULE 6

LIST OF APPROVED SHIPBROKERS

Clarksons
Fearnleys

EXECUTION PAGES
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